EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT


     This Employment Agreement (this "Agreement") is made effective as of July 07, 2003, by and between Gateway Distributors ("Gateway"), of 3035 E. Patrick Ln., Las Vegas, Nevada, 89120 and Blaine Wendtland ("Blaine"), of 1620 Whispering Pine Ln., Appleton, Wisconsin, 54913.

     A. Gateway is engaged in the business of Vitamin and Supplement Distribution. Blaine will primarily perform the job duties at the following location: 3035 E. Patrick Ln., Las Vegas, Nevada.

     B.   Gateway desires to have the services of Blaine.

     C.   Blaine is willing to be employed by Gateway.

     Therefore, the parties agree as follows:

1. EMPLOYMENT. Gateway shall employ Blaine as a(n) Account Executive. Blaine shall provide to Gateway the following services: To promote and sell products provided by Gateway Distributors and/or the Right Solution. Blaine accepts and agrees to such employment, and agrees to be subject to the general supervision, advice and direction of Gateway and Gateway's supervisory personnel. Blaine shall also perform (i) such other duties as are customarily performed by an employee in a similar position, and (ii) such other unrelated services and duties as may be assigned to Blaine from time to time by Gateway.

2. BEST EFFORTS OF EMPLOYEE. Blaine agrees to perform faithfully, industriously, and to the best of Blaine's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Gateway. Such duties shall be provided at such place(s) as the needs, business, or opportunities of Gateway may require from time to time.

3. COMMISSION PAYMENTS. Gateway will make commission payments to Blaine based on 15% of Net Profit on total sales of company (Sale price minus Cost of Goods). This commission will be paid semi-monthly on the tenth day and the twenty-fifth day of the month, each payment corresponding to the semi-monthly period that ended approximately fifteen days prior to the payment date.

     A. Accounting. Gateway shall maintain records in sufficient detail for purposed of determining the amount of the commission. Gateway shall provide to Blaine a written accounting that sets forth the manner in which the commission payment was calculated.

     B. Right to Inspect. Blaine, or Blaine's agent, shall have the right to inspect Gateway's records for the limited purpose of verifying the calculation of the


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          commission payments, subject to such restrictions as Gateway may reasonably impose to protect the confidentiality of the records. Such inspections shall be made during reasonable hours as may be set by Gateway.

     C. Death of the Employee. If Blaine dies during the term of this Agreement, Blaine shall be entitled to payments or partial commission payments for the period ending with the date of Blaine's death.

4. EXPENSE REIMBURSEMENT. Gateway will reimburse Blaine for "out-of-pocket" expenses incurred by Blaine in accordance with Gateway's policies in effect from time to time.

5. RECOMMENDATIONS FOR IMPROVING OPERATIONS. Blaine shall provide Gateway with all information, suggestions, and recommendations regarding Gateway's business, of which Blaine has knowledge, that will be of benefit to Gateway.

6. CONFIDENTIALITY. Blaine recognizes that Gateway has and will have information regarding the following:
     -    inventions
     -    products
     -    product design
     -    processes
     -    technical matters
     -    trade secrets
     -    copyrights
     -    customer lists
     -    prices
     -    costs
     -    discounts
     -    business affairs
     -    future plans
     - issues related to the sale of Company Stock and other vital information items (collectively, "Information") which are valuable, special and unique assets of Gateway. Blaine agrees that Blaine will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate any Information to any third party without the prior written consent of Gateway, Blaine will protect the Information and treat it s strictly confidential. A violation by Blaine of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

7. CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Agreement shall remain in full force and effect for a 90-day period after the termination of Blaine's employment. During such 90-day period, neither party shall make pr permit the making of any public announcement or


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     statement of any kind that Blaine was formerly employed by or connected with Gateway.

8. EMPLOYEE'S INABILITY TO CONTRACT FOR EMPLOYER. Blaine shall not have the right to make any contracts or commitments for or on behalf of Gateway without first obtaining the express written consent of Gateway.

9. BENEFITS. Blaine shall be entitled the employment benefits, including disability insurance as provided by Gateway's policies in effect from time to time.

10. TERM/TERMINATION. Blaine's employment under this Agreement shall be for an unspecified term on an "at will" basis. This Agreement may be terminated by Gateway upon 30 days written notice, and by Blaine upon 30 days written notice. If Gateway shall so terminate this Agreement, Blaine shall be entitled to compensation for 30 days beyond the termination date of such termination, unless Blaine is in violation of this Agreement. If Blaine is in violation of this Agreement, Gateway may terminate employment without notice and with compensation to Blaine only to the date of such terminations. The compensation paid under this Agreement shall be Blaine's exclusive remedy.

11. TERMINATION FOR DISABILITY. Gateway shall have the option to terminate this Agreement, if Blaine becomes permanently disabled and is no longer able to perform the essential functions of the position with reasonable accommodation. Gateway shall exercise this option by giving 30 days written notice to Blaine.

12. COMPLIANCE WITH EMPLOYER'S RULES. Blaine agrees to comply with all of the rules and regulations of Gateway.

13. RETURN OF PROPERTY. Upon termination of this Agreement, Blaine shall deliver to Gateway all property which is Gateway's property or related to Gateway's business (including keys, records, notes, data, memoranda, models, and equipment) that is in Blaine's possession or under Blaine's control. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by Blaine.

14. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, address as follows:

     Employer:

     Gateway Distributors
     Flo Ternes
     C.O.O.
     3035 E. Patrick Lane
     Las Vegas, Nevada 89120


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     Employee:

     Blaine Wendtland
     1620 Whispering Pine Lane
     Appleton, Wisconsin 54913

     Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

15. ENTIRE AGREEMENT. This agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

16. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

17. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or enforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provisions for this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

18. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of the Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforcer and compel strict compliance with every provision of this Agreement.

19. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Nevada.


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